Exhibit 22.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (Registration File Nos. 333-104743, 333-144442, 333-165075, and 333-194510) of Forward Industries, Inc., of our report on our audits of the consolidated financial statements of Forward Industries, Inc. and Subsidiaries as of and for the years ended September 30, 2015 and 2014, dated December 16, 2015, which report appears in this Annual Report on Form 10-K of Forward Industries, Inc. for the year ended September 30, 2015.

/s/ CohnReznick LLP

December 16, 2015
New York, New York